EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2017 Second Quarter Results

STAMFORD, Conn., May 03, 2017 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2017 second quarter and the six-month period ended March 31, 2017.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016
Star reported a 15.2 percent increase in total revenue to $532.1 million, compared with $462.0 million in the prior-year period, largely due to an increase in wholesale product costs of 34.0 percent.

Home heating oil and propane volume for the fiscal 2017 second quarter declined by 2.9 million gallons, or 1.9 percent, to 154.2 million gallons versus the prior-year period, as the additional volume provided by acquisitions was more than offset by net customer attrition in the base business for the twelve months ended March 31, 2017. Temperatures in Star's geographic areas of operation for the fiscal 2017 second quarter were approximately equal to the fiscal 2016 second quarter and 12.6 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

During the fiscal 2017 second quarter, net income decreased by $15.5 million, or 28.1 percent, to $39.7 million primarily due to a non-cash unfavorable change in the fair value of derivative instruments of $26.8 million.

Adjusted EBITDA decreased by $0.5 million, or 0.6 percent, to $88.2 million during the fiscal 2017 second quarter, as the impact of higher home heating oil and propane margins, along with acquisitions, virtually offset the decline in home heating oil and propane volume, an increase in the gross profit loss from services and installations, and increases in certain operating expenses.

"The second quarter of fiscal 2017 was one of solid performance, as the weather was nearly identical within our operating footprint year-over-year," said Steven J. Goldman, Star Gas Partners' Chief Executive Officer. "We continued to make several small acquisitions, invest in our people, and expand organically this year, while focusing on additional customer development initiatives to improve retention and our overall quality of service. With winter now largely behind us, we look forward to spending the coming months working to further broaden and diversify our core operations while managing costs to strengthen Star’s long-term financial outlook.”

Six Months Ended March 31, 2017 Compared to Six Months Ended March 31, 2016
Star reported a 17.3 percent increase in total revenue to $0.9 billion, versus $0.8 billion in the prior-year period, due to an increase in wholesale product costs of 24.3 percent and an increase in total volume of 6.2 percent.

Home heating oil and propane volume for the first half of fiscal 2017 increased by 16.5 million gallons, or 7.0 percent, to 253.7 million gallons, as the additional volume provided by colder temperatures and acquisitions was slightly offset by net customer attrition in the base business for the twelve months ended March 31, 2017. Temperatures in Star's geographic areas of operation for the first half of fiscal 2017 were 11.3 percent colder than the prior-year's comparable period and 11.9 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income decreased by $9.3 million, or 13.8 percent, to $58.0 million as the positive impact from colder temperatures and acquisitions was more than offset by a non-cash unfavorable change in the fair value of derivative instruments of $12.7 million and the absence of a $12.5 million credit that was recorded in the first quarter of 2016 under the Partnership’s weather hedge contract.

Adjusted EBITDA decreased by $5.2 million, or 4.2 percent, to $119.4 million, as the impact of higher home heating oil and propane volume was more than offset by the absence of a $12.5 million credit that was recorded in the first quarter of 2016 under the Partnership’s weather hedge contract, higher marketing and customer service costs, lower service and installations gross profit, and lower home heating oil and propane margins.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast Thursday, May 4, 2017 at 11:00 a.m. Eastern Time. The conference call dial-in number 877-327-7688 or 412-317-5112 (for international callers). A webcast is also available at www.star-gas.com/events.cfm.

About Star Gas Partners, L.P.
Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2016. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
(in thousands)	2017	2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$52,895	$139,188
Receivables, net of allowance of $6,137 and $4,419, respectively	188,594	78,650
Inventories	45,516	45,894
Fair asset value of derivative instruments	-	3,987
Prepaid expenses and other current assets	26,951	27,139
Total current assets	313,956	294,858

Property and equipment, net	75,010	70,410
Goodwill	213,881	212,760
Intangibles, net	93,752	97,656
Deferred tax assets, net	-	5,353
Restricted cash	250	-
Investments	11,552	-
Deferred charges and other assets, net	9,946	11,074
Total assets	$718,347	$692,111

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$30,627	$25,690
Fair liability value of derivative instruments	1,754	2,285
Current maturities of long-term debt	10,000	16,200
Accrued expenses and other current liabilities	138,509	103,855
Unearned service contract revenue	58,929	56,971
Customer credit balances	31,646	84,921
Total current liabilities	271,465	289,922

Long-term debt	70,567	75,441
Deferred tax liabilities, net	2,200	-
Other long-term liabilities	25,728	25,255

Partners’ capital
Common unitholders	368,955	322,771
General partner	(440)	(516)
Accumulated other comprehensive loss, net of taxes	(20,128)	(20,762)
Total partners’ capital	348,387	301,493
Total liabilities and partners’ capital	$718,347	$692,111

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(in thousands, except per unit data - unaudited)	2017	2016	2017	2016

Sales:
Product	$475,485	$404,340	$791,776	$657,290
Installations and services	56,567	57,685	124,394	123,790
Total sales	532,052	462,025	916,170	781,080
Cost and expenses:
Cost of product	288,941	219,864	488,534	369,966
Cost of installations and services	58,426	58,858	124,913	121,770
(Increase) decrease in the fair value of derivative instruments	12,442	(14,324)	3,891	(8,788)
Delivery and branch expenses	92,214	90,509	173,347	154,703
Depreciation and amortization expenses	6,726	6,725	13,287	13,491
General and administrative expenses	5,556	5,088	11,909	11,508
Finance charge income	(1,285)	(1,014)	(1,980)	(1,535)
Operating income	69,032	96,319	102,269	119,965
Interest expense, net	(1,712)	(1,891)	(3,499)	(3,750)
Amortization of debt issuance costs	(324)	(315)	(636)	(627)
Income before income taxes	66,996	94,113	98,134	115,588
Income tax expense	27,292	38,904	40,155	48,321
Net income	$39,704	$55,209	$57,979	$67,267
General Partner’s interest in net income	233	313	338	381
Limited Partners’ interest in net income	$39,471	$54,896	$57,641	$66,886

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.71	$0.96	$1.03	$1.17
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.12	0.17	0.16	0.19
Limited Partner’s interest in net income under FASB ASC 260-10-45-60	$0.59	$0.79	$0.87	$0.98

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	55,888	57,242	55,888	57,262

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(Unaudited)
	Three Months Ended March 31,
(in thousands)	2017	2016

Net income	$39,704	$55,209
Plus:
Income tax expense	27,292	38,904
Amortization of debt issuance cost	324	315
Interest expense, net	1,712	1,891
Depreciation and amortization	6,726	6,725
EBITDA	75,758	103,044

(Increase) / decrease in the fair value of derivative instruments	12,442	(14,324)
Adjusted EBITDA	88,200	88,720

Add / (subtract)
Income tax expense	(27,292)	(38,904)
Interest expense, net	(1,712)	(1,891)
Provision for losses on accounts receivable	1,494	188
Increase in accounts receivables	(34,786)	(15,515)
Decrease in inventories	16,890	19,307
Decrease in customer credit balances	(31,068)	(25,644)
Change in deferred taxes	3,180	7,686
Change in other operating assets and liabilities	14,724	37,089
Net cash provided by operating activities	$29,630	$71,036

Net cash used in investing activities	$(4,983)	$(2,045)

Net cash used in financing activities	$(8,828)	$(9,267)

Home heating oil and propane gallons sold	154,200	157,100
Other petroleum products	26,500	27,100
Total all products	180,700	184,200

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(Unaudited)
	Six Months Ended March 31,
(in thousands)	2017	2016

Net income	$57,979	$67,267
Plus:
Income tax expense	40,155	48,321
Amortization of debt issuance cost	636	627
Interest expense, net	3,499	3,750
Depreciation and amortization	13,287	13,491
EBITDA	115,556	133,456

(Increase) / decrease in the fair value of derivative instruments	3,891	(8,788)
Adjusted EBITDA	119,447	124,668

Add / (subtract)
Income tax expense	(40,155)	(48,321)
Interest expense, net	(3,499)	(3,750)
Provision (recovery) for losses on accounts receivable	1,525	(448)
Increase in accounts receivables	(111,631)	(37,778)
Decrease in inventories	642	10,243
Decrease in customer credit balances	(53,873)	(15,217)
Change in deferred taxes	7,121	8,295
Increase in weather hedge contract receivable	-	(12,500)
Change in other operating assets and liabilities	44,547	49,043
Net cash provided by (used in) operating activities	$(35,876)	$74,235

Net cash used in investing activities	$(26,779)	$(12,843)

Net cash used in financing activities	$(23,388)	$(15,286)

Home heating oil and propane gallons sold	253,700	237,200
Other petroleum products	55,900	54,400
Total all products	309,600	291,600

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com